Exhibit 99.1

Enservco Corporation Receives Notice of Noncompliance from NYSE American Exchange Related to Stockholders’ Equity Level

Longmont, CO – December 15, 2022 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it has received a notice of noncompliance from NYSE Regulation because the Company’s stockholders’ equity of approximately $5.2 million for the second quarter ended June 30, 2022, was below the required minimum level of $6.0 million. This NYSE notice has no immediate effect on the listing or trading of the Company’s common stock. On or before January 9, 2023, Enservco is required to submit a plan to cure the deficiency and regain compliance with continued listing standards. If the NYSE accepts such plan, Enservco will have 18 months – or until June 9, 2024 – to regain compliance. A Form 8-K containing additional details on this notice will be filed today with the Securities and Exchange Commission.

About Enservco

Through its various operating subsidiaries, Enservco provides a range of oilfield services, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming, West Virginia, Utah, Michigan, Illinois, Florida, New Mexico, and Louisiana. Additional information is available at www.enservco.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," “should,” and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2021, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include the Company’s ability to submit a cure plan by January 9, 2023, that is acceptable to the NYSE; and the Company’s ability to regain compliance with continued listing standards by June 9, 2024. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco. Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Mark Patterson

Chief Financial Officer

Enservco Corporation

mpatterson@enservco.com

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-880-9000

Email: jay@pfeifferhigh.com